Exhibit 99.1

For Immediate Release	Contact: Karen Cobb
August 22, 2008	Lowe’s Companies, Inc.
704-758-3504 karen.s.cobb@lowes.com

LOWE’S NAMES S. THOMAS MOSER TO ITS BOARD OF DIRECTORS
Board of Directors Expands to Twelve

MOORESVILLE, N.C. -- Lowe’s Companies, Inc. (NYSE: LOW) announced today the appointment of S. Thomas Moser, 61, to its board of directors.  Moser was also appointed to the board’s governance and audit committees.  With today’s announcement, Lowe’s board of directors increases to 12 members, with 11 of them being independent directors.

Moser served as vice chairman of KPMG LLP, the U.S. member firm of KPMG International, from 1998 until his retirement in February 2008.  He joined KPMG in 1970, became an audit partner, and held positions of increasing responsibility including national director - retail and consumer products, vice chair – consumer and industrial, vice chair – industries, and vice chair – strategy.  He served as a member of the firm’s board of directors and management committee.

Moser received a bachelor’s degree in business administration from the University of North Carolina - Chapel Hill.  He serves on the board of directors and insurance and operations committee of New York Life Insurance Company.  He also serves on the board of directors of the global nonprofit organization Students in Free Enterprise.

“Tom Moser’s depth and breadth of experience with KPMG will be an asset to the Lowe’s board of directors,” said Robert A. Niblock, chairman and CEO.  “The board and I look forward to working with him.”

With fiscal year 2007 sales of $48.3 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 14 million customers a week at more than 1,575 home improvement stores in the United States and Canada.  Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world.  For more information, visit Lowes.com.

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